Exhibit 99.1

Reliance Steel & Aluminum Co. Reports First Quarter Results

Sales Up 32%, Net Income Up 107%, EPS Up 105%

LOS ANGELES--(BUSINESS WIRE)--April 28, 2011--Reliance Steel & Aluminum Co. (NYSE:RS) reported today its financial results for the first quarter ended March 31, 2011. For the 2011 first quarter, Reliance reported net income of $92.3 million, up 107% from 2010 first quarter net income of $44.7 million, and up 134% from $39.5 million in the 2010 fourth quarter. Earnings per diluted share were $1.23 in the 2011 first quarter, up 105% from 2010 first quarter earnings per diluted share of $.60 and up 132% from $.53 for the 2010 fourth quarter. Sales for the 2011 first quarter were $1.91 billion, up 32% from 2010 first quarter sales of $1.45 billion, and up 21% from 2010 fourth quarter sales of $1.58 billion. The 2011 first quarter financial results include in cost of sales a pre-tax LIFO charge, or expense of $20.0 million, compared with a pre-tax LIFO charge, or expense of $5.0 million for the 2010 first quarter. The LIFO adjustments, in effect, reflect cost of sales at current replacement costs.

Reliance’s tons sold for the 2011 first quarter were up 12% from the 2010 first quarter and up 15% from the 2010 fourth quarter. Average prices per ton sold in the 2011 first quarter were up 18% compared to the 2010 first quarter and up 6% compared to the 2010 fourth quarter. For the 2011 first quarter, carbon steel sales were 53% of net sales; aluminum sales were 17%; stainless steel sales were 16%; alloy sales were 8%; toll processing sales were 2%; and other sales were 4%.

David H. Hannah, Chairman and CEO of Reliance, said, “Our sales and earnings for the 2011 first quarter were better than we originally expected primarily because pricing for all of our products increased during the quarter more than we had anticipated, which had a positive impact on both our gross profit margins and volume sold. Real demand continued its steady growth. The markets where we saw the most growth during the quarter were energy, oil and gas; farm and heavy equipment; mining; rail cars; barges; and general manufacturing. Also remaining strong were semiconductor and electronics; aerospace; and our toll processing businesses, which are primarily related to the auto and appliance industries. Demand for our carbon steel structural products, which is driven primarily by non-residential construction activities, remains the weakest; however, we have seen some improvements in demand for those products in certain areas around the country.”

“Our balance sheet is in excellent shape, with net debt-to-total capital at 25.7% and $715 million available on our $1.1 billion credit facility. We continued to manage our working capital well, with an inventory turnover rate of five times based on tons and 4.8 times based on dollars for the 2011 first quarter,” Hannah continued.

“Prices for the various metals that we sell are fluctuating both up and down currently, and we expect this to continue through the second quarter, resulting in overall steady to slightly lower prices for our products. We expect real underlying demand to continue to improve during the second quarter which is typically the strongest quarter of the year for most of our operations. Given these expectations, we currently estimate earnings per diluted share in a range of $1.20 to $1.30 for the 2011 second quarter,” concluded Hannah.

On April 26, 2011, the Board of Directors declared a regular quarterly cash dividend of $.12 per share of common stock. Our regular quarterly dividend rate was increased by 20% to $.12 per share from $.10 per share beginning with our 2011 first quarter dividend that was paid on March 25, 2011. The second quarter dividend is payable on June 24, 2011 to shareholders of record June 3, 2011. The Company has increased its dividend 16 times since the IPO in 1994 and has paid regular quarterly dividends for 52 consecutive years.

Reliance will host a conference call that will be broadcast live over the Internet (listen only mode) regarding the first quarter financial results for the period ended March 31, 2011. All interested parties are invited to listen to the web cast on April 28, 2011 at 11:00 a.m. Eastern Time at: http://www.rsac.com on the Investor Information section or http://www.streetevents.com. Player format: Windows Media and RealPlayer. The web cast will remain on the Reliance web site at: www.rsac.com on the Investor Information section through May 28, 2011 and a printed transcript will be posted on the Reliance web site after the completion of the conference call.

Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is the largest metals service center company in North America. Through a network of more than 200 locations in 38 states and Belgium, Canada, China, Malaysia, Mexico, Singapore, South Korea, and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products to more than 125,000 customers in a broad range of industries.

Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2010 “Fortune 500” List, the 2009 Forbes “America’s Best Managed Companies” List, the 2011 Fortune List of “The World’s Most Admired Companies,” and the 2009 Forbes “Platinum 400 List of America’s Best Big Companies.”

This release may contain forward-looking statements. Actual results and events may differ materially as a result of a variety of factors, many of which are outside of Reliance Steel & Aluminum Co.’s control. Risk factors and additional information are included in Reliance Steel & Aluminum Co.’s reports on file with the Securities and Exchange Commission, including Reliance Steel & Aluminum Co.’s Annual Report on Form 10-K for the year ended December 31, 2010.

RELIANCE STEEL & ALUMINUM CO. SELECTED UNAUDITED FINANCIAL DATA (In millions, except share and per share amounts)

Three Months Ended
March 31,
2011		2010
Income Statement Data:
Net sales	$ 1,912.7	$1,454.1
Gross profit[1]	506.3	378.1
Operating income	154.8	79.7
Pre-tax income	140.4	65.8
Net income attributable to Reliance	92.3	44.7
Diluted earnings per share attributable to Reliance shareholders	$1.23	$0.60
Weighted average shares outstanding – diluted	75,023,866	74,184,403
Gross profit margin[1]	26.5%	26.0%
Operating income margin	8.1%	5.5%
Pre-tax income margin	7.3%	4.5%
Net income margin – Reliance	4.8%	3.1%
Cash dividends per share	$0.12	$0.10

	March 31,	December 31,
	2011	2010
Balance Sheet and Other Data:
Current assets	$2,116.3	$1,700.9
Working capital	1,420.7	1,192.3
Property, plant and equipment, net	1,036.1	1,025.3
Total assets	5,088.5	4,668.9
Current liabilities	695.6	508.6
Long-term debt	990.5	855.1
Total Reliance shareholders’ equity	2,921.9	2,823.7
Capital expenditures (year-to-date)	35.8	111.4
Cash (used in) provided by operations (year-to-date)	(101.4)	214.1
Net debt-to-total capital[2]	25.7%	23.5%
Return on Reliance shareholders’ equity[3]	8.6%	7.5%
Current ratio	3.0	3.3
Book value per share[4]	$39.10	$37.83

1 Gross profit, calculated as Net sales less Cost of sales, and Gross profit margin, calculated as Gross profit divided by Net sales, are non-GAAP financial measures as they exclude depreciation and amortization expense associated with the corresponding sales. The majority of our orders are basic distribution with no processing services performed. For the remainder of our sales orders, we perform “first-stage” processing which is generally not labor intensive as we are simply cutting the metal to size. Because of this, the amount of related labor and overhead, including depreciation and amortization, are not significant and are excluded from our Cost of sales. Therefore, our Cost of sales is primarily comprised of the cost of the material we sell. We use Gross profit and Gross profit margin as shown above as measures of operating performance. Gross profit and Gross profit margin are important operating and financial measures, as fluctuations in our Gross profit margin can have a significant impact on our earnings. Gross profit and Gross profit margin, as presented, are not necessarily comparable with similarly titled measures for other companies.

2 Net debt-to-total capital is calculated as total debt (net of cash) divided by total Reliance shareholders’ equity plus total debt (net of cash).

3 Calculations are based on the latest twelve months net income and beginning total Reliance shareholders’ equity.

4 Book value per share is calculated as total Reliance shareholders’ equity divided by outstanding common shares.

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED BALANCE SHEETS (In millions, except share amounts)

ASSETS
	March 31, 2011	December 31, 2010

Current assets:
Cash and cash equivalents	$76.8	$72.9
Accounts receivable, less allowance for doubtful accounts of $20.1 at March 31, 2011 and $17.2 at December 31, 2010	913.5	697.0
Inventories	1,089.6	860.2
Prepaid expenses and other current assets	36.4	42.5
Income taxes receivable	--	28.3
Total current assets	2,116.3	1,700.9
Property, plant and equipment:
Land	139.4	137.1
Buildings	613.5	594.3
Machinery and equipment	909.3	898.1
Accumulated depreciation	(626.1)	(604.2)
	1,036.1	1,025.3

Goodwill	1,111.3	1,109.6
Intangible assets, net	749.4	755.8
Cash surrender value of life insurance policies, net	40.3	42.0
Investments in unconsolidated entities	18.1	18.3
Other assets	17.0	17.0
Total assets	$5,088.5	$4,668.9

LIABILITIES AND EQUITY

Current liabilities:
Accounts payable	$405.1	$245.0
Accrued expenses	56.8	45.7
Accrued compensation and retirement costs	69.5	85.1
Accrued insurance costs	38.9	37.0
Current maturities of long-term debt and short-term borrowings	96.9	86.2
Income taxes payable	18.8	--
Deferred income taxes	9.6	9.6
Total current liabilities	695.6	508.6
Long-term debt	990.5	855.1
Long-term retirement costs	74.2	74.7
Other long-term liabilities	27.4	27.8
Deferred income taxes	372.0	372.6
Commitments and contingencies
Equity:
Preferred stock, no par value: Authorized shares — 5,000,000 None issued or outstanding	--	--
Common stock, no par value: Authorized shares — 100,000,000 Issued and outstanding shares – 74,733,404 at March 31, 2011 and 74,639,223 at December 31, 2010, stated capital	633.4	624.7
Retained earnings	2,271.5	2,188.7
Accumulated other comprehensive income	17.0	10.3
Total Reliance shareholders’ equity	2,921.9	2,823.7
Noncontrolling interests	6.9	6.4
Total equity	2,928.8	2,830.1
Total liabilities and equity	$5,088.5	$4,668.9

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In millions, except per share amounts)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$1,912.7	$1,454.1

Costs and expenses:
Cost of sales (exclusive of depreciation
and amortization shown below)	1,406.4	1,076.0
Warehouse, delivery, selling, general and administrative	318.5	269.2
Depreciation and amortization	33.0	29.1
	1,757.9	1,374.3

Operating income	154.8	79.8

Other income (expense):
Interest	(14.6)	(15.1)
Other income, net	0.2	1.1
Income before income taxes	140.4	65.8
Income tax provision	46.8	20.8
Net income	93.6	45.0
Less: Net income attributable to noncontrolling interests	1.3	0.3
Net income attributable to Reliance	$92.3	$44.7

Earnings per share:
Diluted earnings per common share attributable to Reliance shareholders	$1.23	$0.60

Basic earnings per common share attributable to Reliance shareholders	$1.24	$0.60

Cash dividends per share	$0.12	$0.10

RELIANCE STEEL & ALUMINUM CO. UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (In millions)

	Three Months Ended March 31,
	2011	2010
Operating activities:
Net income	$93.6	$45.0
Adjustments to reconcile net income to net cash used in operating activities: Depreciation and amortization expense	33.0	29.1
Deferred income tax benefit	(1.2)	(0.5)
Loss on sales of property, plant and equipment	—	0.1
Equity in earnings of unconsolidated entities	(0.7)	(0.7)
Dividends received from unconsolidated entities	0.3	0.3
Share based compensation expense	4.8	3.7
Excess tax benefit from share based compensation	—	(2.3)
Net loss from life insurance policies	1.6	0.6
Changes in operating assets and liabilities:
Accounts receivable	(215.1)	(157.6)
Inventories	(228.2)	(125.0)
Prepaid expenses and other assets	34.6	22.7
Accounts payable and other liabilities	175.9	130.3
Net cash used in operating activities	(101.4)	(54.3)

Investing activities:
Purchases of property, plant and equipment	(35.8)	(23.1)
Proceeds from sales of property, plant and equipment	0.9	0.7
Net proceeds from redemption of life insurance policies	0.1	1.8
Net cash used in investing activities	(34.8)	(20.6)

Financing activities:
Net short-term debt borrowings	—	0.4
Proceeds from long-term debt borrowings	197.0	150.1
Principal payments on long-term debt	(52.0)	(71.2)
Payments to noncontrolling interest holders	(0.8)	—
Dividends paid	(9.0)	(7.4)
Excess tax benefit from share based compensation	—	2.3
Exercise of stock options	3.9	8.8
Net cash provided by financing activities	139.1	83.0
Effect of exchange rate changes on cash	1.0	1.2
Increase in cash and cash equivalents	3.9	9.3
Cash and cash equivalents at beginning of year	72.9	43.0
Cash and cash equivalents at end of period	$76.8	$52.3

Supplemental cash flow information:
Interest paid during the period	$2.9	$2.1
Income taxes paid during the period	$4.2	$1.7

CONTACT:
Reliance Steel & Aluminum Co.
Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428
kfeazle@rsac.com
investor@rsac.com